EXECUTION COPY
Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into on October 3, 2005 (the “Effective Date”), by and among EMAK Worldwide, Inc. (the “Parent”), Equity Marketing, Inc., a Delaware corporation (the “Company”), and Jonathan Banks (“Executive”).
1.      Engagement and Duties.
     (a)      Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation “Co-Chief Executive Officer” and also as a member of the Company Board. Executive hereby accepts such engagement and employment. In addition, by executing this Agreement, Executive hereby resigns, and the Company and the Parent hereby accept Executive’s resignation, from any and all positions that he currently holds with the Company and the Parent, although this will not affect Executive’s participation in the benefit plans of Parent.
     (b)      During the Employment Term, the Executive, as Co-Chief Executive Officer, shall report to the Chief Executive Officer of the Parent (“Parent CEO”). The Executive shall, subject to the shared authority of Kim H. Thomsen, as Executive’s Co-Chief Executive Officer (the “Other CEO”) and subject to the reasonable direction and control of the Parent CEO, have general and active supervision and control of the Company and shall perform all duties and enjoy all powers commonly incident to the position of chief executive officer and otherwise as may be delegated to him from time to time by the Company Board or the Parent Board consistent with the position of CEO, including, without limitation, succession planning for Executive’s position and the development and implementation of transition plans for key client relationships at the end of the Employment Term.
     (c)      Executive agrees to devote his full-time business time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company Group’s business interests.

     (d)      For so long as Executive is employed by the Company and for one year thereafter, Executive shall not, directly or indirectly, as owner, partner, joint venturer, shareholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any other capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the development, design, manufacture, sale, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company Group provided as of the end of the Employment Term, in any geographic area where, prior to or at the time of the termination of his employment, the business of the Company Group was being conducted in any manner whatsoever; provided, however, that the Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement or duly requested by the Parent Board, the Company and the Parent expressly acknowledge that Executive may:
          (i)      make and manage personal business investments of Executive’s choice without consulting the Parent Board;
          (ii)      serve in any capacity with any civic, educational, charitable or trade organization; and
          (iii)      serve as a member of the board of directors of other companies or businesses with the approval of the Parent Board, which approval will not be unreasonably withheld.
2.      Definitions.
     For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     “2008 Severance Compensation” shall have the meaning set forth in Section 5(e) of this Agreement.
     “Affiliate” shall mean, with respect to any Person, any individual, partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or other entity, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the controlled corporation or other entity, and with respect to any individual, partnership, limited liability company, trust, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.
     “Base Salary” shall have the meaning set forth in Section 3(a) of this Agreement.
     “Board of Directors” shall mean the Board of Directors of the Parent.
     “Change of Control” shall be deemed to have occurred if:
     (a)      any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly of securities of the company representing more than 50% of the combined voting power of the Parent’s then outstanding voting securities;
     (b)      during any period of twenty-four (24) consecutive months, individuals, who at the beginning of such period constitute the Board of Directors, and any new director whose election by the Board of Directors, or whose nomination for election by the Parent’s stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least one-half (1/2) of the Board of Directors; or
     (c)      the stockholders of the Parent approve (i) a plan of complete liquidation of the Parent; or (ii) the sale or other disposition by the Parent of all or substantially all of the Parent’s assets; or
     (d)      the consummation of a merger, consolidation or reorganization of the Parent with any other entity other than:

          (i)      a merger, consolidation or reorganization which results in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the surviving entity’s outstanding voting securities immediately after such merger, consolidation or reorganization; or
          (ii)      a merger, consolidation or reorganization which would result in the directors of the Parent (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity immediately after such merger, consolidation or reorganization.
     (e)      the Parent enters into a definitive agreement with respect to any of the foregoing transactions during the Employment Term or the SARs Term, and the transaction contemplated by such definitive agreement is actually consummated by Parent.
For purposes of paragraph (d) above, “surviving entity” shall mean only an entity in which all of the Parent’s stockholders immediately before such merger, consolidation or reorganization (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger, consolidation or reorganization, and the phrase “directors of the Parent (who were directors immediately prior thereto)” shall include only individuals who were directors of the Parent, as applicable, at the beginning of the twenty-four (24) consecutive month period preceding the date of such merger, consolidation or reorganization.
     “Code” shall mean the Internal Revenue Code of 1986, as amended and as the same may be further amended from time to time.
     “Common Stock” shall have the meaning set forth in Section 3(b)(i)(B) of this Agreement.
     “Company Board” shall mean the Board of Directors of the Company
     “Company Group” shall mean the Company, including all parent, subsidiary and Affiliates of the Company (including all subsidiaries and Affiliates of the Parent), and each Person with respect to which the Company or the Parent directly or indirectly has Control.

     “Consumer Price Index Adjustment” shall be determined as follows: the Consumer Price Index for the Los Angeles — Riverside — Orange County, CA (All Items), as published by the United States Department of Labor, Bureau of Labor Statistics (1982-84=100) (the “Index”) which is most recently available at the commencement of the new year (the “New Index”) shall be compared with the Index most recently available twelve months prior to the New Index (the “Previous Index”). If the New Index has increased over the Previous Index, the Consumer Price Index Adjustment shall be set by multiplying the Base Salary of the prior year by a fraction, the numerator of which is the New Index and the denominator of which is the Previous Index; provided, however, that if the Index is changed so that the base year used for the New Index differs from that used for the Previous Index, the New Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.
     “Control” shall mean, with respect to any Person, (i) the beneficial ownership of any of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect any of the outstanding directors, trustees or other managing persons of such Person.
     “Direct Allocations” shall mean (i) the Company’s share of the cost of the Parent’s shared service centers (i.e., creative, operations, warehouse, Hong Kong, product integrity, etc.) based on estimated usage or time spent working on behalf of the Company, and (ii) corporate overhead (i.e., occupancy, finance & accounting, MIS, legal & business affairs, human resources, insurance, etc.) allocated to the Company based on estimated usage/service levels; provided that the methodology for determining Direct Allocations shall be the same as that used by the Company and Parent in preparing budgets and accounting statements prior to the date hereof. The parties acknowledge and agree that Direct Allocations have historically under Parent’s practice and shall continue to exclude the Parent’s expenses of being a public company (e.g., expenses of filing period reports under the Securities Exchange Act of 1934, investor relations expenses, preparation and distribution of proxy statements, annual meeting expenses, Board of Directors fees and expenses, etc.).
     “EBITDA” shall mean earnings before interest, taxes, depreciation, and amortization of the Company, as reported on the Parent’s internal unaudited statement of operations for the Company using the Company’s actual expenses for its own operations and only Direct

Allocations. For purposes of calculating EBITDA, the following costs shall be excluded: (i) the compensation payable pursuant to Sections 3(b)(i) and (ii) of this Agreement, as well as the identical compensation provisions of the Other CEO’s employment agreement; and (ii) the discretionary bonuses paid to employees of the Company. For purposes of calculating EBITDA, all revenues received and expenses incurred by Parent or its subsidiaries in servicing the clients on Schedule 2, as amended from time to time by mutual agreement, shall be included subject to any mutually agreed allocations or limitations set forth in Schedule 2. Additional clients shall be added to Schedule 2 at any time when the Company commences to provide services to them. Attachment A hereto sets forth the methodology for determining EBITDA.
     “Employment Term” shall mean the Effective Date through December 31, 2007, unless earlier terminated as provided herein.
     “For Cause” shall mean, in the context of a basis for termination of Executive’s employment with the Company, that:
     (a)      Executive materially breaches any obligation, duty or agreement under this Agreement, which breach is not either waived by the Company or cured or corrected by Executive within 15 days of written notice thereof from the Company (except for breaches of Sections 1(d), 6 or 7 of this Agreement, which cannot be cured and for which the Executive shall have no opportunity to cure);
     (b)      Executive is grossly negligent in the course of providing services to the Company, or commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust against the Company;
     (c)      Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud or felony under federal or applicable state law;
     (d)      Executive commits any act or acts of personal conduct that, following due investigation and determination by the Parent Board of probable cause, gives rise to a likelihood of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities with respect to subordinate employees; or
     (e)      Executive commits continued and repeated material violations of specific directions of the Parent CEO, which directions are consistent with past practices, with this Agreement and with Executive’s position as a chief executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no termination shall be deemed “For Cause” under this subsection (e) unless Executive first receives written notice from the Parent CEO advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of.
     “Minimum EBITDA Threshold” shall mean the dollar amount set forth on Schedule 1 attached hereto under the heading Minimum EBITDA Threshold for the applicable fiscal year of the Company.
     “Other CEO” shall have the meaning set forth in Section 1(b) of this Agreement.
     “Other Than For Cause” shall mean, in the context of termination of Executive’s employment with the Company, any termination by the Company other than pursuant to Sections 4(a), (b), (c) or (e) hereof.
     “Parent” has the meaning set forth in the preamble of this Agreement.
     “Parent Board” shall mean the Board of Directors of the Parent.
     “Parent CEO” has the meaning set forth in Section 1(b) of this Agreement.
     “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.
     “Prior Employment Agreement” shall mean that certain employment agreement entered into between the Parent and Executive dated as of December 12, 2003.
     “SARs Term” shall mean the Effective Date through the fifth anniversary of the termination of this Agreement, unless earlier terminated as provided herein or in the SAR Agreement.
3.      Compensation; Executive Benefit Plans.
     (a)      Base Salary and Signing Bonus. The Company shall pay to Executive a base salary (the “Base Salary”) at an annual rate of $300,000 during the period from April 1, 2005 to December 31, 2005. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. Commencing April 1, 2006, the Base Salary shall be adjusted upward annually in an amount at the discretion of the Parent Board; provided, however, that such upward annual adjustment shall be greater than or equal to the Consumer Price Index

Adjustment. In addition to Executive’s base salary, on or before execution of this Agreement, Executive shall receive a one-time signing bonus of $100,000. Executive acknowledges receipt of such signing bonus on September 23, 2005.
     (b)      Bonus. During the Employment Term, the Executive’s bonus program shall consist of the following:
          (i)      Annual Bonus.
               (A)      Executive shall be eligible to receive an annual bonus no later than 75 days after the end of each Company fiscal year that is included within the Employment Term. The annual bonus shall be based upon the Company achieving certain EBITDA thresholds for the most recently completed fiscal year. The annual bonus shall be calculated as follows: for each fiscal year, in order for Executive to receive an annual bonus, the Company must exceed the Minimum EBITDA Threshold for such fiscal year. If the Company’s EBITDA exceeds the Minimum EBITDA Threshold, Executive may earn one-half (1/2) of the specified percentage of each applicable tranche based upon the Company’s EBITDA (each an “EBITDA Tranche”). The parties acknowledge that the remaining one-half (1/2) of the specified percentage of each EBITDA Tranche may be payable to the Other CEO pursuant to her employment agreement with the Company. Schedule 1 attached hereto sets forth the applicable Minimum EBITDA Threshold, the EBITDA Tranches and the percentages earned for each applicable EBITDA Tranche as well as two sample calculations to illustrate the calculation of Executive’s annual bonus.
               (B)      The annual bonus shall be payable to Executive as follows: (1) twenty-five percent (25%) shall be payable in cash; (2) twenty-five percent (25%) shall be payable in shares of the Parent’s common stock, $.001 par value per share (“Common Stock”); and (3) the remaining fifty percent (50%) may be paid in either cash and/or Common Stock, at the election of Executive.
               (C)     The number of shares of Common Stock issued to Executive pursuant to this Section 3(b)(i) shall be a number of shares equal to the quotient of the dollar amount of the annual bonus to be paid in Common Stock divided by the average closing price of the Common Stock, for the 30 trading days immediately preceding the date of issuance. To the extent that any shares of Common Stock are issued to Executive pursuant to this Section 3(b)(i), the Parent shall be entitled to offset the amount of any applicable withholding taxes required by the Code and any other applicable laws against the cash portion of such annual bonus due to the Executive pursuant to this Section 3(b)(i) and, if the cash portion of such annual bonus is insufficient to cover the amount of such withholding taxes, against the payment of the Executive’s base salary.
          (ii)      Stock Appreciation Rights. On the Effective Date, Executive and the Parent shall enter into a Stock Appreciation Rights Agreement (the “SAR Agreement”) in the form of Exhibit A attached hereto. Pursuant to the SAR Agreement, Executive shall be granted free-standing stock appreciation rights in 200,000 shares of Common Stock (“SARs”). The grant price of the SARs shall be $8.03 per share, which the parties hereto hereby acknowledge and agree is the average closing price of the Common Stock for the five trading days ending the week of September 23, 2005. As provided in the SAR Agreement, the SARs shall vest and become exercisable only upon a Change of Control of the Parent (assuming that Executive has served the Company in accordance with the terms of this Agreement including post-employment service as provided below, through the date of the Change of Control) and only if the Company has experienced positive growth in EBITDA over the period commencing January 1, 2005 and ending upon the earlier of December 31, 2007 or the date of a Change of Control. In the event that a Change of Control of the Parent does not occur during the Employment Term, the SARs shall continue in full force and effect for a period of five (5) years following the termination of this Agreement; provided that Executive: (x) continuously served the Company in accordance with the terms of this Agreement through the Employment Term and thereafter continues to serve as a member of the Company Board, and (y) continues to abide by the provisions of Sections 1(d), 6 and 7 of this Agreement.
     (c)      Reimbursement. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses that he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies for reimbursements for executive officers.

     (d)      Additional Reimbursement. During the Employment Term, the Company shall reimburse Executive on a basis comparable to the current practice of the Company, for leasing garage space, telephone and home office equipment for his use in performing his employment duties and obligations under this Agreement.
     (e)      Group Benefit Plans. Executive shall be eligible to participate in the Parent’s group health, dental, life, disability, retirement (including 401(k)) and pension benefit plans, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies.
     (f)      Vacation. In accordance with the Company’s policy for executives at the rank of vice president and above, no specific amount of vacation time will be accrued by Executive. Executive shall be entitled to take the amount of vacation time he and the Parent CEO determine to be appropriate in light of his workload from time to time. Any vacation time shall be scheduled to minimize interference with the exercise of Executive’s duties under this Agreement.
     (g)      Insurance. During the Employment Term, the Company shall pay to or on behalf of the Executive such amounts as are required on an after-tax basis to maintain all premiums on (i) supplemental disability insurance paying at least $14,000 per month, and (ii) term life insurance having a face value payable on death of no less than $700,000 on the life of the Executive with the Executive (or his estate) as beneficiary.
     (h)      Withholding. The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.
     (i)      Fringe Benefits. During the Employment Term, Executive shall be entitled to an automobile allowance of $1,000 per month and a cellular phone allowance of $150 per month. Such allowances shall be paid in a manner consistent with the Company’s practices and policies therefor. During the Employment Term, Executive shall also be entitled to reimbursement for expenses of travel (including business class airline upgrades) and hotel accommodations while traveling on Company business in accordance with the policies of the Company as in effect from time to time. The Company agrees to reimburse Executive up to a total of $15,000 for the cost of reasonable attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement.
     (j)      [INTENTIONALLY LEFT BLANK]
     (k)      Current Options, Restricted Stock, etc. As of the date hereof, Executive has received and shall be entitled to retain: (i) 25,000 options to purchase Common Stock at $9.94 per share expiring March 3, 2010 and reflected in Parent’s records as grant number 265; (ii) 3,000 options to purchase Common Stock at $10.90 per share expiring May 17, 2011 and reflected in Parent’s records as grant number 305; (iii) 4,000 restricted stock units vesting April 1, 2007 and reflected in Parent’s records as grant number 458; and (iv) 10,000 restricted stock units vesting April 1, 2008 and reflected in Parent’s records as grant number 567.
4.      Termination of Employment.
          Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:
     (a)      upon the death of Executive;
     (b)      upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive unable to perform his duties and obligations under this Agreement for at least 120 days, whether or not consecutive, in any 12-month period (“Disability”);
     (c)      upon delivery to Executive of written notice of termination by the Company For Cause; or
     (d)      upon delivery to Executive of written notice of termination by the Company Other Than For Cause; or
     (e)      upon the earlier to occur of (i) the end of the Employment Term, or (ii) the first anniversary of a Change of Control.

5.      Severance Compensation.
     (a)      If Executive’s employment is terminated pursuant to Section 4(a) (death) or Section 4(b) (Disability), the Company shall pay to the Executive or his estate his full Base Salary through the end of the month of Executive’s death or Disability, and Executive or his estate shall be entitled to a prorated share of any bonus or benefits as provided under Section 3 hereof for the calendar year during which his death or Disability occurred. Notwithstanding the foregoing, if (i) Executive’s employment is terminated due to a Disability, and (ii) Executive is denied all or some disability benefits under the applicable disability policy, then Executive shall be entitled to continue to receive his Base Salary from the Company in accordance with Section 3(a) of this Agreement through December 31, 2007, payable at the same time and in the same manner as if Executive’s employment had not terminated. Any disability benefits that Executive does receive shall be offset against any amounts payable to Executive pursuant to the preceding sentence. Executive agrees to cooperate fully with the Company and the disability insurance carrier with respect to any claim for disability benefits.
     (b)      If Executive’s employment is terminated pursuant to Section 4(c) (by the Company For Cause), Executive’s Base Salary and all benefits under Section 3 shall cease as of the date of termination, and Executive shall not be entitled to any bonus for the calendar year during which his employment shall be terminated or at any time thereafter. In the event of termination of Executive’s employment pursuant to Section 4(c) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 4(c). The foregoing shall not be construed to limit any cause of action, claim or other rights which the Company may have against Executive in connection with such acts or omissions.
     (c)      If Executive’s employment is terminated pursuant to Section 4(d) (by the Company Other Than For Cause) prior to December 31, 2007, Executive shall be entitled to continue to receive (i) his Base Salary in accordance with Section 3(a) of this Agreement, through December 31, 2007, payable at the same time and in the same manner as if Executive’s employment had not terminated, (ii) the benefits provided under Sections 3(b)(ii),

3(e), 3(g), 3(i) and 3(j) of this Agreement, through December 31, 2007, payable at the same time and in the same manner as if Executive’s employment had not terminated, (iii) his compensation under Section 5(e), (iv) any rights he may have under the plans and agreements set forth under Section 3(k) according to their terms, and (v) the annual bonus payable to Executive pursuant to Section 3(b)(i) for the fiscal year in which Executive’s employment is terminated pursuant to Section 4(d) (by the Company Other Than For Cause) and the annual bonus for the next fiscal year. If for some reason the Executive is not eligible to participate in the Company’s group plans, the Company shall pay the COBRA premiums associated with Executive’s obtaining comparable benefits. Executive shall have no duty to seek other employment upon such termination, and if Executive does so, any income therefrom, shall not be credited against amounts due hereunder.
     (d)      If Executive terminates his employment in breach of this Agreement prior to December 31, 2007, Executive shall as of the date of termination cease to be entitled to Base Salary, benefits or bonuses. In addition, the Company shall be entitled to seek any other available remedies pursuant to this Agreement or otherwise for such breach, and to offset against any amounts due Executive any damages suffered as a result of such breach.
     (e)      At December 31, 2007 unless Executive is terminated for Cause, and provided that Executive has fulfilled all of his material obligations hereunder for the entire Employment Term, Executive shall be entitled to severance compensation (the “2008 Severance Compensation”) in an amount equal to Executive’s annual bonus for fiscal year 2008, calculated in accordance with Section 3(b)(i) and Schedule 1 attached hereto as if Executive continued to be employed by the Company for fiscal year 2008. The amount of Executive’s 2008 Severance Compensation shall be calculated and paid to Executive quarterly in arrears through fiscal year 2008. Within thirty (30) days after the end of each quarter in fiscal year 2008, the amount of the 2008 Severance Compensation shall be calculated in accordance with the procedures set forth in Section 3(b)(i) by annualizing the current EBITDA of the Company on the last business day of such quarter. Executive shall be entitled to receive payment of 25%, 50% and 75% of such calculated 2008 Severance Compensation within thirty-five (35) days following the end of the first, second and third quarters, respectively, less any amounts of 2008 Severance Compensation previously paid to Executive. Within 90 days of the end of the Company’s fiscal year 2008, the final amount of Executive’s 2008 Severance Compensation shall be calculated and the Company shall pay to Executive the remainder of any amounts not having been previously paid to Executive pursuant to this Section 5(e).
     (f)      Executive acknowledges that the Company has the right to terminate Executive’s employment Other Than For Cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to the compensation and benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.
     (g)      Executive acknowledges that in the event of termination of his employment for any reason, he shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.
6.      Covenant Not To Solicit.
     (a)      During the Employment Term and through the third anniversary of the end of the Employment Term, Executive will not directly or indirectly, either alone or by action in concert with others: (i) induce any employee of any member of the Company Group to engage in any activity in which Executive is prohibited from engaging by Section 1(d) of this Agreement or to terminate his or her employment with any member of the Company Group; or (ii) offer employment or induce any Person to employ or offer employment to anyone who is or was within the 12 months prior to the date of the proscribed action employed by any member of the Company Group; or (iii) induce or attempt to induce any customer, supplier, licensee or other Person with a business relationship with any member of the Company Group to discontinue or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or other Person and any member of the Company Group; or (iv) solicit or accept any business whatsoever from any of the customers with which the Company did business during the Executive’s engagement or employment by the Company. The Parent CEO shall have the authority to waive the provisions of Section 6(a)(ii) insofar as it relates to the personal assistant who was assigned to Executive. (All of the provisions of this Section 6(a) shall continue to apply through the third anniversary of the end of the Employment Term (the “Post-Employment Period”)).
     (b)      Executive acknowledges that the Company Group conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in Section 1(d) and in this Section 6 are reasonable and properly required for the adequate protection of the business of the Company Group. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the largest area or the longest period which such court deems reasonable.
     (c)      If any portion of the restrictions set forth in Section 1(d) and in this Section 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.
     (d)      The existence of any claim or cause of action by Executive against the Company (other than Company’s failure to pay Executive the compensation owing pursuant to this Agreement) shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in Section 1(d) and in this Section 6, but such claim or cause of action shall be litigated separately.
7.      Confidentiality.
     Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other Person, other than any member of the Company Group, any trade secrets, information or data of a proprietary or sensitive nature, any information, data or conclusions relating to any audit pursuant to Section 9, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally. Executive agrees that upon termination for any reason of this Agreement, he will immediately return to the Company all such confidential memoranda, books, papers, plans, information, letters and other data of a proprietary or sensitive nature, and all copies thereof or therefrom, in any way relating to the business of the Company Group. Executive further agrees that he will not retain or use at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group. Executive further agrees that he shall take all reasonable measures to prevent any of his auditors, agents and representatives from disclosing any of the type of information described above.
8.      Copyright and Trademarks.
     (a)      All right, title and interest, of every kind whatsoever, in the United States and throughout the world, in (i) any work, including the copyright thereof (for the full terms and extensions thereof in every jurisdiction), created by the Executive at any time during the Employment Term, and all material embodiments of the work subject to such rights; and (ii) all inventions, ideas, discoveries, designs and improvements, patentable or not, made or conceived by the Executive at any time during the Employment Term, shall be and remain the sole property of the Company Group without payment of any further consideration to the Executive or any other person than as set forth herein, and each such work shall, for purposes of United States copyright law, be deemed created by the Executive pursuant to his duties under this Agreement and within the scope of his employment and shall be deemed a work made for hire; and Executive agrees to assign, at the Company’s expense, and the Executive does hereby assign, all of his right, title and interest in and to all such works, copyrights, materials, inventions, ideas, discoveries, designs and improvements, patentable or not, and any copyrights, letters patent, trademarks, trade secrets, and similar rights, and the applications therefor, which may exist or be issued with respect thereto to the Company Group. For the purposes of this Section 8, “works” shall include all materials created during the Employment Term, whether or not ever used by or submitted to the Company Group, including, without limitation, any work which may be the subject matter of a copyright under the United States copyright law. In addition to its other rights, the Company Group may copyright any such work in any of their names in the United States in accordance with the requirements of the United States copyright law and the Universal Copyright Convention and any other convention or treaty to which the United States is or may become a party. Notwithstanding the foregoing, Executive is hereby notified and acknowledges that this Section 8(a) does not apply (i) to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code and/or (ii) to any work(s) which were developed entirely on Executive’s own time without using the Company Group’s equipment, supplies, facilities, or trade secrets, except as to any of these which are related to the Company Group’s business or actual or demonstrably anticipated research or development of the Company Group.
     (b)      Whenever the Company Group shall so request, whether during or after the Employment Term, the Executive shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company Group may deem necessary to apply for, obtain, register, enforce and maintain any copyrights, letters patent and trademark registrations of the United States or any foreign jurisdiction or under the Universal Copyright Convention (or any other convention or treaty to which the United States is or may become a party), or otherwise to protect the Company Group’s interests therein, including any which the Company Group shall deem necessary in connection with any proceeding or litigation involving the same. The Company Group shall reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in testifying at the Company Group’s request or in rendering any other assistance requested by the Company Group pursuant to this Section 8 plus (if Executive is not then an employee of the Company Group) reasonable compensation based on his prior compensation by the Company Group. All registration and filing fees and similar expenses shall be paid by the Company Group.
9.      Specific Performance; Audit.
     (a)      Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1(d), 6 or 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Executive recognizes that the services to be rendered by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated in damages. Consequently, in the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The Executive agrees that the Company also may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of the Executive to perform his agreements, representations and warranties contained in this Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.
     (b)      Executive shall have the right to engage an independent accounting firm of national reputation, mutually acceptable to Executive and Parent, to audit the books and records of the Company upon which the calculation of the annual bonus pursuant to Section 3(b)(i) is based. Executive shall pay all costs and expenses of such audit unless such examination shows an underpayment of at least five percent (5%) or more of the total amount payable (and at least $5,000 in actual dollar amount) during the period covered by the audit, in which case the costs of the audit shall be paid by the Company. Executive hereby acknowledges and agrees that neither Executive nor such independent accounting firm may disclose any information relating to such audit to any other Person, and may not use such information for any purpose other than for confirming or determining the amount of Executive’s bonus pursuant to Section 3(b)(i) hereof.
10.      Resolution of Disputes.
     (a)      Except as provided in subsection (c) below, any controversy or claim between or among the parties, relating to Executive’s employment with the Company, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act (Title 9 of the United States Code), notwithstanding any choice of law provision in this Agreement, and under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction.
     (b)      All decisions of the arbitrator shall be final, conclusive and binding on all parties and shall not be subject to judicial review. All costs of the arbitration shall be borne by the party which is not the Prevailing Party (as defined in Section 12(h) of this Agreement). If required, each party shall advance 50% of any costs of the arbitration required to be advanced, subject to the right of the non-Prevailing Party to reimbursement.
     (c)      Subsection (a) above does not prohibit a party from seeking and obtaining injunctive relief from a court of competent jurisdiction pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived its right to demand arbitration of all disputes.
11.      Miscellaneous.
     (a)      Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

(i)	If to the Company, to:
Equity Marketing, Inc.
6330 San Vicente Blvd.

Los Angeles, California 90048
Attn: General Counsel

(ii)	If to the Parent, to:
EMAK Worldwide, Inc.
6330 San Vicente Blvd.
Los Angeles, California 90048
Attn: General Counsel

(iii)	If to Executive, to:
Jonathan Banks

Los Angeles, CA 90049

(iv)	With a copy to:

Guth Christopher LLP
10866 Wilshire Blvd., Suite 1250
Los Angeles, California 90024
Attn: Theodore E. Guth, Esq.
     Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.
     (b)      Entire Agreement. This Agreement and the SAR Agreement (collectively, the “Agreements”) contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of the Agreements, and any and all prior discussions, negotiations, commitments and understandings, whether oral, written or implied, related to the subject matter of the Agreements and any and all prior discussions, negotiations, commitments, agreements (including the Prior Employment Agreement) and understandings, whether oral, written or implied, related thereto, are hereby extinguished and superseded. No representations, oral or otherwise, express or implied, other than those contained in the Agreements have been relied upon by any party to the Agreements.
     (c)      Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     (d)      Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.
     (e)      Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.
     (f)      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     (g)      Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).
     (h)      Attorneys’ Fees. If any action, proceeding or arbitration is brought to enforce or interpret any provision of this Agreement, the Prevailing Party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses. The “Prevailing Party” is the party who would have been entitled to recover its costs under the California Code of Civil Procedure had the action been maintained in the Superior Court of California regardless of whether there is final judgment. A party not entitled to recover its costs may not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.
     (i)      Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement.
     (j)      Interpretation. Should any provision of this Agreement require interpretation, it is agreed that any court or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.
     (k)      Survival. The termination of the Executive’s employment hereunder shall not affect the enforceability of Sections 1(d), 6, 7 and 8.
     (l)      Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A WAIVER OF TRIAL BY JURY.

EXECUTION COPY
     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on his own behalf or caused this Agreement to be executed on its behalf as of the date first written above.

EQUITY MARKETING, INC.
By:	/S/TERESA L. TORMEY
Teresa L. Tormey,
EVP, General Counsel and Secretary

EMAK WORLDWIDE, INC.
By:	/S/TERESA L. TORMEY
Teresa L. Tormey,
EVP, General Counsel and Secretary

EXECUTIVE:
By:	/S/JONATHAN BANKS
Jonathan Banks

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